Exhibit 10.1


   Material Contract - Employment Agreement of James Horton, President and COO



Mr. Horton's Employment Agreement is recapped as follows:


o James Horton will be the President of Park City Group with a base salary of $325,000 per year.

o Mr. Horton will receive each year, a bonus payable in cash and stock (half and half) based on Year-Over-Year Fiscal Sales Growth where the minimum sales growth necessary to achieve a bonus is twenty-five (25) percent.

o In addition, profitability, measured by EBITDA must increase by at least the same rate as sales.

o For over the 25% growth in sales and so long as the profitability measure is at least the same as the sales growth, the bonus will be that growth in sales times the base salary.

o Mr. Horton may purchase stock in a formula where for each share which is paid in cash in the first year of employment, he will be given three warrants for shares at the same price as the purchased stock. For each share purchased using a note, he will receive two warrant shares. The warrants will have a life of five (5) years.

o Mr. Horton will be eligible to receive the benefits and options and any other offering made to the senior management team.